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                                                                     EXHIBIT 5.1

                                                       VINSON & ELKINS L.L.P.
                                                       3700 TRAMMELL CROW CENTER
                                                       2001 ROSS AVENUE
                                                       DALLAS, TEXAS  75201-2975
                                                       TELEPHONE (214) 220-7700
                                                       FAX (214) 220-7716
                                                       www.velaw.com


                                 August 30, 2002

Miller Exploration Company
3104 Logan Valley Road
Traverse City, Michigan  49685-0348

Ladies and Gentlemen:

     We have acted as counsel for Miller Exploration Company, a Delaware corporation (the "Company"), in connection with the Company's registration under the Securities Act of 1933 (the "Act") of 500,000 shares of the Company's common stock, par value $0.01 per share (the "Shares"), under the Miller Exploration Company Amended and Restated Equity Compensation Plan for Non-Employee Directors, as amended (the "Plan"), pursuant to the Company's registration statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on August 30, 2002.

     In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) the certificate of incorporation of the Company, as amended, as filed with the Secretary of State of the State of Delaware, (iii) the bylaws of the Company,
(iv) certain minutes of meetings of, and resolutions adopted by, the board of directors of the Company authorizing the issuance and offering of the Shares under the Plan, (v) the Plan and (vi) amendments to the Plan adopted by the Company's stockholders.

     We have assumed that (i) all information contained in all documents we reviewed is true, correct and complete, (ii) all signatures on all documents we reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, and (v) all persons executing and delivering the documents we examined were competent to execute and deliver such documents. In addition, we have assumed that (i) the Shares will be issued in accordance with the terms of the Plan, (ii) the full consideration for each Share shall be paid to the Company and in no event will be less than the par value for each Share, and (iii) certificates evidencing the Shares will be properly executed and delivered by the Company in accordance with the Delaware General Corporation Law (the "DGCL").

     Based on the foregoing, and having due regard for the legal considerations we deem relevant, we are of the opinion that the Shares, when offered and issued by the Company pursuant to the terms of the Plan, will be legally issued, fully paid and non-assessable.

     This opinion is limited in all respects to the DGCL and the federal laws of the United States of America. We are not admitted to the practice of law in the State of Delaware.

     This opinion letter may be filed as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                                   Very truly yours,

                                                   /s/ Vinson & Elkins L.L.P.